Exhibit 99.1

Investor and Media Contact:	Steve Zenker
(239) 498-8066
stevezenker@wcicommunities.com

FOR IMMEDIATE RELEASE

WCI Reports First Quarter 2007 Results

First Quarter Financial Highlights:

•	Net loss: $15.8 million

•	Basic and diluted EPS: loss of $0.38

•	Revenues: $340.6 million – down 40.3%

•	Net new orders: 237 – down 41.0%

•	Backlog at March 31, 2007: $790.7 million

•	Net cash provided by operating activities: $102.4 million

Bonita Springs, FL (May 8, 2007) – WCI Communities, Inc. (NYSE: WCI), a leading builder of traditional and tower residences in highly amenitized lifestyle communities, today reported its results for the first quarter of 2007. For the three months ended March 31, 2007, WCI reported a net loss of $15.8 million, compared with net income of $40.2 million in the first quarter of 2006, while diluted earnings per share (EPS) declined to a loss of $0.38 versus income of $0.89 in the same period a year ago. Revenues for the first quarter of 2007 were $340.6 million, compared with $570.7 million for the first quarter of 2006, a 40.3% decrease. The aggregate number of net unit orders for the quarter declined 41.0% to 237 while the aggregate net value of Traditional and Tower Homebuilding orders for the quarter fell 53.4% over the same period a year ago to $156.1 million.

“Lower margins in our Traditional and Tower Divisions as well as fewer home closings during the quarter resulted in a net loss for the first quarter”, said Jerry Starkey, President and CEO of WCI Communities. “While cancellations of traditional home orders receded during the quarter to historical levels of around 20%, tower defaults in some buildings have been higher than our prior estimates. Because of this, we have increased our tower default reserve to cover an approximate 15% default rate for towers closing in 2007, even though our actual experience associated with 14 towers completed in 2006, including units closing in early 2007, resulted in a 6.1% default rate for sold units in those buildings. Due to the number of units in buildings now closing and market conditions, it is taking a longer period of time to close many of the tower units than it has historically, but based upon the contract holders’ actions, statements and other factors, the revised default reserve represents our best estimate of the ultimate outcome at this time”

Starkey continued, “Our peak selling season in Florida this year was a disappointment, even though we did experience a sequential increase in new orders in the first quarter of 2007 compared to the fourth quarter of 2006, and saw significant improvement in our Traditional Homebuilding cancellation rates. Our Mid-Atlantic Division fared better than our other operations, experiencing substantially better net order comparisons and a cancellation percentage rate of around 10%.”

“We continue to emphasize maximizing cash flow and reducing overhead and product costs. In the first quarter, we achieved a reduction in average home cost of about $6,300, thereby reaching a cumulative reduction of approximately $22,000 per home since the beginning of 2006. This is good progress towards our goal of saving $42,000 per home by the end of 2007. These average savings per house benefit our cost structure on homes to be built during 2007 and thereafter but do not benefit completed homes that are unsold or in backlog. We also continue to expect to realize approximately $1 billion of cash flow from operations, generated primarily from the collection of tower receivables. Proceeds from land and recreational amenity sales are expected to contribute to cash flow and make up any variance from our previous estimates of tower receivable collections and cash flow. While we did not have any land or recreational amenity sales in the first quarter, we closed the cash sale of a $47.5 million recreational facility in April of this year.”

Traditional Homebuilding

First quarter 2007 revenues for Traditional Homebuilding, including lot sales, fell 25.4% to $214.2 million from $287.2 million for the first quarter of 2006. The company closed 306 homes compared with 492 for the same period a year ago. Florida revenues, excluding lots sales, totaled $137.2 million or 64.1% of total Traditional Homebuilding revenues versus $232.2 million or 82.8% for the first quarter of 2006. Revenues from WCI’s Northeast Division accounted for 27.7% of Traditional Homebuilding revenues during the first quarter of 2007 versus 9.9% during the same period a year ago and the company’s Mid-Atlantic Division accounted for 8.2% and 7.3% for the first quarters of 2007 and 2006, respectively. Gross margin as a percentage of revenue for Traditional Homebuilding decreased 620 basis points to 16.6% for the first quarter of 2007 from 22.8% a year ago, due to substantially lower margins achieved on the sale of finished spec inventory. These spec home closings accounted for 48% of the closings during the quarter and produced an average gross margin percentage of revenue of 9.3%, less than half the 19.9% gross margin percentage that was achieved on homes that were delivered out of the first quarter beginning backlog.

For the first quarter of 2007, the number of gross and net orders declined 28.0% and 29.7%, respectively. The value of Traditional Homebuilding gross orders declined 32.7% to $212.4 million while the value of net orders dropped 40.1% to $158.9 million. Cancellations during the quarter totaled 60, down from 75 during the same period a year ago and 249 in the fourth quarter of 2006. The average price for Traditional Homebuilding net orders for the first quarter of 2007 fell 14.8% to $651,000 compared with $764,000 for the first quarter of 2006, due to mix changes and a higher percentage of discounts during the quarter — approximately 15% compared to approximately 2% on orders in the same period a year ago. In total, 139 spec homes were sold during the quarter, with an average projected gross margin as a percent of revenues that was over 1,000 basis points below the average gross margin percentage of 17% to 18% projected for the 105 to-be-built orders for the quarter. The company’s total spec inventory at the end of the quarter, completed and in-process and including models, was 576 versus 691 at the end of the fourth quarter of 2006.

Traditional Homebuilding backlog at March 31, 2007 was $631.3 million, down 46.5% over the first quarter 2006’s $1.18 billion. The average projected gross margin in backlog at the end of the quarter was approximately 20%.

Tower Homebuilding

For the three months ended March 31, 2007, revenues in the Tower Homebuilding Division decreased 66.3% to $74.0 million from $219.4 million for the same period a year ago. Fewer sales in buildings under construction, higher defaults, and less progression of percentage of completion than expected from the 11 towers under construction during the first quarter of 2007 contributed to the decline in revenues. In comparison, there were 24 towers under construction and recognizing revenue during the first quarter of 2006. Tower Homebuilding gross margin as a percentage of revenue declined 2,370 basis points to 1.1% for the quarter from 24.8% for the three months ended March 31, 2006. During each quarter, the company reviews the revenue and cost estimates for each tower under construction and makes adjustments to reflect actual increases or decreases in current and expected future revenues and costs. For the first quarter of 2007, $19.6 million of unfavorable adjustments to estimates were made related to towers under construction, which were recorded as additional costs of Tower revenues for the quarter. These adjustments consisted of a $7.4 million increase in the tower default reserve to account for an estimated 15% default rate for future tower closings, a $4.9 million gross margin impact and a reduction of revenue of $21.6 million on 19 defaulted contracts for which revenue and gross margin was reversed this quarter, a $6.1 million adjustment for additional estimated interest and insurance costs anticipated associated with longer tower construction cycles, and $1.2 million of other adjustments. Absent these adjustments, Tower gross margin as a percent of revenue would have totaled 21.3%.

Tower Homebuilding net orders for the first quarter of 2007 totaled negative seven (comprised of 12 new contracts less 19 defaults) versus 55 in the first quarter of 2006. No new towers began converting to contract during either period. Tower Homebuilding backlog at March 31, 2007 totaled $159.4 million, a 77.5% decrease from the $708.2 million backlog at March 31, 2006. For the balance of the year, six towers, consisting of 977 units and with a projected sell-out value of approximately $1.04 billion, are expected to be completed. Those towers are over 88% sold.

During the quarter, the company completed and delivered three towers, which contained 481 residences, of which 411 were sold. Of the sold units, 272 have closed through April 30 and 19 have defaulted. The company has reserved for an estimated 62 additional defaults in these buildings. In addition, the company experienced another 5 defaults in other towers recently closed or under construction.

Real Estate Services

Revenues for the Real Estate Services Division for the first quarter of 2007 were $25.6 million, a 15.8% decrease from the $30.4 million recorded for the same period a year ago. The decline was primarily due to the continued slow market for new and resale homes during the quarter. Transactions for Prudential Florida WCI Realty declined 22.8% over the same period a year ago. Gross margin as a percentage of revenue for the period was 8.2% compared with 9.1% in the first quarter of 2006.

Other Items

Revenues for the Amenities Division for the first quarter 2007 were $25.1 million, a 5.3% decrease from the $26.5 million for the same period a year ago. Gross margin as a percent of revenue increased to 9.9% for the first quarter of 2007 versus 6.5% in the first quarter of 2006 despite a $414,000 asset impairment charge for the abandonment of plans to develop a marina in a joint venture.

Selling, general, and administrative expenses including real estate taxes (SG&A) declined $4.9 million to $46.9 million for the first quarter, versus $51.8 million a year ago, due primarily to careful cost controls offset in part by $3.3 million of professional fees paid related to the company’s ongoing proxy contest and preparations for a possible sale of the Company. As a percentage of revenue, SG&A increased to 13.8%, up from 9.1% in the first quarter of the previous year largely due to lower revenues in 2007.

Cash Flow/Financial Position/Balance Sheet

For the three months ended March 31, 2007, net cash generated from operating activities totaled $102.4 million compared with cash used of $144.1 million in the same period a year ago. Cash flow benefited from the 254 tower unit closings and significantly lower land purchases and land development expenditures, which together totaled $38.8 million versus $85.9 million in the year ago period. The company continues to expect a significant net inflow of cash in 2007 from the expected closing of an additional six towers during the year, which is expected to be the primary driver behind the company’s expected reduction of its net debt from approximately $1.9 billion at March 31, 2007 to approximately $1.0 billion by the end of the year.

The Company amended its senior unsecured revolving credit facility (the “SURCA”) and its senior unsecured term loan facility (the “Term Loan”) on April 5, 2007, with an effective date of March 31, 2007. The amendments provide temporary reductions of the fixed charges coverage ratios and an increase to the allowed unsold home inventory level in exchange for a reduction in overall credit capacity and a reduced maximum leverage limitation, which are consistent with the Company’s de-leveraging strategy, and increased pricing during the modification period. The Company also agreed to provide certain lien rights to its lenders if it violates the amended covenants and, at that same time, is unable to meet a minimum liquidity test. Total liquidity, measured as the sum of cash plus available capacity under the unsecured revolving facility, totaled approximately $462.8 million at March 31, 2007. In addition, letters of credit of $40.3 million were outstanding as of March 31, 2007. The maximum amount now available to borrow under the company’s senior unsecured revolving credit facility is $850 million with a further reduction to $800 million on October 1, 2007. The SURCA matures in June 2010 and the Term Loan matures in December 2010.

The ratio of net debt to net capitalization increased to 65.5% compared with 58.0% at March 31, 2006 but decreased from 66.3% at December 31, 2006. The company continues to expect its net debt to net capitalization rate to approximate 50% by the end of 2007 due to the expected cash inflows from the realization of tower receivables as well as land sales and recreational amenity sales.

Conference Call

WCI will conduct a conference call today at 10:00 AM EST in conjunction with this release. The call will be broadcast live at http://www.wcicommunities.com in the Investor Relations area or can be accessed by telephone at (480) 629-9041 and asking for the WCI Communities conference call, reference code 11089451. A replay will be available after the call for at least the next 3 months on the company’s website and for 36 hours by dialing (303) 590-3000 and entering conference code 11089451. A slide presentation will accompany the call and can be accessed on the company’s website in the Investor Relations section.

About WCI

WCI Communities, Inc., named America’s Best Builder in 2004 by the National Association of Home Builders and Builder Magazine, has been creating amenity-rich, master-planned lifestyle communities since 1946. Florida-based WCI caters to primary, retirement, and second-home buyers in Florida, New York, New Jersey, Connecticut, Maryland and Virginia. The company offers traditional and tower home choices with prices from the high-$100,000s to more than $10 million and features a wide array of recreational amenities in its communities. In addition to homebuilding, WCI generates revenues from its Prudential Florida WCI Realty Division, and title businesses, and its recreational amenities, as well as through land sales and joint ventures. The company currently owns and controls developable land on which the company plans to build over 19,500 traditional and tower homes.

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Forward-Looking Statement

Certain information included herein and in other company reports, Securities and Exchange Commission filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the company’s anticipated operating results, financial resources, ability to acquire land, ability to sell homes and properties, ability to deliver homes from backlog, and ability to secure materials and subcontractors. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other company reports, filings, statements and presentations. These risks and uncertainties include WCI’s ability to compete in real estate markets where we conduct business; the availability and cost of land in desirable areas in its geographic markets and elsewhere and our ability to expand successfully into those areas; WCI’s ability to obtain necessary permits and approvals for the development of its lands; the availability of capital to WCI and our ability to effect growth strategies successfully; WCI’s ability to pay principal and interest on its current and future debts; WCI’s ability to comply with outstanding debt agreements/covenants; S&P and/or Moody’s downgrades; WCI’s ability to maintain or increase historical revenues and profit margins; availability of labor and materials and material increases in labor and material costs; increases in interest rates and availability of mortgage financing; the level of consumer confidence; increased customer cancellations or defaults; adverse legislation or regulations; unanticipated litigation or legal proceedings; changes in accounting rules, including changes in percentage of completion accounting; natural disasters; availability and cost of insurance and surety bonds, lack of visibility in the marketplace and inability to gauge timing of market turnarounds; or deterioration and changes in general economic, real estate and business conditions. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then the company’s actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this report. Therefore, we caution you not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This statement is provided as permitted by the Private Securities Litigation Reform Act of 1995.

WCI Communities, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

	March 31, 2007	December 31, 2006
Assets
Cash and cash equivalents	$35,977	$41,876
Contracts receivable	1,070,548	1,269,549
Real estate inventories	1,961,547	1,955,793
Property and equipment	270,815	274,720
Other assets	282,364	289,921

Total assets	$3,621,251	$3,831,859

Liabilities and Shareholders’ Equity
Accounts payable, accruals and other liabilities	$761,591	$862,353

Debt obligations:
Senior unsecured credit facility	423,200	503,846
Senior unsecured term note	300,000	300,000
Mortgages and notes payable	347,419	363,261
Senior subordinated notes	525,000	525,000
Junior subordinated notes	165,000	165,000
Contingent convertible senior subordinated notes	125,000	125,000

Total debt obligations	1,885,619	1,982,107

Total shareholders’ equity	974,041	987,399

Total liabilities and shareholders’ equity	$3,621,251	$3,831,859

Other Balance Sheet Data
Debt	$1,885,619	$1,982,107
Shareholders’ equity	974,041	987,399

Capitalization	$2,859,660	$2,969,506

Ratio of debt to capitalization	65.9%	66.7%

Debt, net of cash and cash equivalents	$1,849,642	$1,940,231
Shareholders’ equity	974,041	987,399

Capitalization, net of cash and cash equivalents	$2,823,683	$2,927,630

Ratio of net debt to net capitalization	65.5%	66.3%

Shareholders’ equity per share	$23.19	$23.57

WCI Communities, Inc.

Selected Revenues and Earnings Information

(Dollars in thousands, except per share data)

	For the three months ended March 31,
	2007	2006
REVENUES
Homebuilding:
Homes	$214,073	$280,262
Lots	136	6,914

Total traditional	214,209	287,176
Towers	73,985	219,395

Total homebuilding	288,194	506,571
Real estate services	25,621	30,437
Amenity membership and operations	25,051	26,539
Land sales	—	5,152
Other	1,767	2,047

Total revenues	340,633	570,746

GROSS MARGIN
Homebuilding:
Homes	35,536	63,150
Lots	(12)	2,193

Total traditional	35,524	65,343
Towers	836	54,510

Total homebuilding	36,360	119,853
Real estate services	2,102	2,776
Amenity membership and operations	2,470	1,730
Land sales	(69)	3,505
Other	72	114

Total gross margin	40,935	127,978

OTHER INCOME AND EXPENSES
Equity in (earnings) losses from joint ventures	(786)	200
Other income	(488)	(1,455)
Hurricane recoveries	(1,513)	—
Selling, general and administrative, including real estate taxes, net	46,904	51,771
Depreciation and amortization	5,655	6,235
Interest expense, net	16,364	3,205
Expenses related to early repayment of debt	—	455

(Loss) income before minority interests and income taxes	(25,201)	67,567
Minority interests	593	1,341
Income tax (benefit) expense	(9,983)	25,984

Net (loss) income	$(15,811)	$40,242

(LOSS) EARNINGS PER SHARE
Basic	$(0.38)	$0.91
Diluted	$(0.38)	$0.89

WEIGHTED AVERAGE NUMBER OF SHARES
Basic	41,920	44,129
Diluted	41,920	45,165

OPERATING DATA
Interest incurred, excluding warehouse credit facility	$35,389	$25,430
Interest included in cost of sales	$13,775	$15,954

WCI Communities, Inc.

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

	For the three months ended March 31,
	2007	2006
Cash flows from operating activities:
Net (loss) income	$(15,811)	$40,242
Asset impairment losses and land acquisition termination costs	1,059	—
Increase in real estate inventories	(2,647)	(84,576)
Decrease (Increase) in contracts receivable	199,001	(120,866)
Decrease in customer deposits	(56,084)	(8,861)
Decrease in restricted cash	15,930	40,852
Decrease in accounts payable and other liabilities	(40,379)	(25,515)
All other	1,349	14,673

Net cash provided by (used in) operating activities	102,418	(144,051)

Cash flows from investing activities:
Additions to property and equipment, net	(7,749)	(17,171)
Other	(37)	(12,438)

Net cash used in investing activities	(7,786)	(29,609)

Cash flows from financing activities:
Net (repayments) borrowings under debt obligations	(96,880)	187,351
All other	(3,651)	(25,918)

Net cash (used in) provided by financing activities	(100,531)	161,433

Net decrease in cash and cash equivalents	$(5,899)	$(12,227)

SUPPLEMENTAL INFORMATION
Reconciliation of cash flows from operating activities to EBITDA (1)
Net cash provided by (used in) operating activities	$102,418	$(144,051)
Interest expense, net	16,364	3,205
Interest included in cost of sales	13,775	15,954
Expenses related to early repayment of debt	—	455
Income tax (benefit) expense	(9,983)	25,984
Depreciation and amortization	5,655	6,235
Increase in real estate inventories	2,647	84,576
(Decrease) increase in contracts receivable	(199,001)	120,866
Decrease in customer deposits	56,084	8,861
Decrease in restricted cash	(15,930)	(40,852)
Decrease in accounts payable and other liabilities	40,379	25,515
All other	(1,349)	(14,673)

Total EBITDA	$11,059	$92,075

(1)	Earnings before interest, taxes, depreciation and amortization (EBITDA) is not a generally accepted accounting principle (GAAP) financial statement measurement. EBITDA should not be considered an alternative to cash flows from operations determined in accordance with GAAP as a measure of liquidity. The Company’s management believes that EBITDA is an indication of the Company’s ability to generate funds from operations that are available to pay principal and interest on debt obligations and to meet other cash needs. A reconciliation of cash from operating activities to EBITDA, the most directly comparable GAAP measure, is provided above.

WCI Communities, Inc.

Homebuilding Operational Data

(Dollars in thousands)

	For the three months ended March 31,
	2007	2006
Combined Traditional and Tower Homebuilding
Homes Closed (Units)*	560	601
Net New Orders (Units)	237	402
Net Contract Values of New Orders	$156,102	$334,764
Average Selling Price Per New Order, Net	$659	$833
Average Selling Price Per New Order, Gross	$740	$808
Traditional Homebuilding	$699	$748
Tower Homebuilding	$1,802	$1,266

Traditional Homebuilding
Homes Closed (Units)
Florida	183	427
Northeast U.S.	110	51
Mid-Atlantic U.S.	13	14

Total	306	492

Revenues, excluding lot revenues
Florida	$137,214	$232,190
Northeast U.S.	59,269	27,749
Mid-Atlantic U.S.	17,590	20,323

Total	$214,073	$280,262

Average Selling Price Per Home Closed
Florida	$750	$544
Northeast U.S.	539	544
Mid-Atlantic U.S.	1,353	1,452

Total	$700	$570

Gross New Orders (Units)
Florida	215	307
Northeast U.S.	60	98
Mid-Atlantic U.S.	29	17

Total	304	422

Cancellations (Units)
Florida	(48)	(55)
Northeast U.S.	(9)	(9)
Mid-Atlantic U.S.	(3)	(11)

Total	(60)	(75)

Net New Orders (Units)
Florida	167	252
Northeast U.S.	51	89
Mid-Atlantic U.S.	26	6

Total	244	347

Gross Contract Values of New Orders
Florida	$143,068	$241,118
Northeast U.S.	35,792	49,558
Mid-Atlantic U.S.	33,506	24,946

Total	$212,366	$315,622

Contract Values of Cancellations
Florida	$(43,865)	$(32,875)
Northeast U.S.	(5,046)	(4,569)
Mid-Atlantic U.S.	(4,523)	(13,068)

Total	$(53,434)	$(50,512)

Net Contract Values of New Orders
Florida	$99,203	$208,243
Northeast U.S.	30,746	44,989
Mid-Atlantic U.S.	28,983	11,878

Total	$158,932	$265,110

Gross Average Selling Price Per New Order
Florida	$665	$785
Northeast U.S.	597	506
Mid-Atlantic U.S.	1,155	1,467

Total	$699	$748

Tower Homebuilding
Homes Closed (Units)
Florida	254	109

Total	254	109

Revenues
Florida	$55,434	$212,508
Northeast U.S.	18,551	6,887

Total	$73,985	$219,395

Gross New Orders (Units)
Florida	11	49
Northeast U.S.	1	6

Total	12	55

Defaults (Units)
Florida	(17)	—
Northeast U.S.	(2)	—

Total	(19)	—

Net New Orders (Units)
Florida	(6)	49
Northeast U.S.	(1)	6

Total	(7)	55

Gross Contract Values of New Orders
Florida	$20,510	$61,585
Northeast U.S.	1,113	8,069

Total	$21,623	$69,654

Contract Values of Defaults
Florida	$(22,846)	$—
Northeast U.S.	(1,607)	—

Total	$(24,453)	$—

Net Contract Values of New Orders
Florida	$(2,336)	$61,585
Northeast U.S.	(494)	8,069

Total	$(2,830)	$69,654

Gross Average Selling Price Per New Order
Florida	$1,865	$1,257
Northeast U.S.	1,113	1,345

Total	$1,802	$1,266

Towers under construction recognizing revenue during the period	11	24

	March 31,
	2007	2006
Combined Traditional and Tower Homebuilding
Aggregate Backlog Contract Values,
Traditional and Tower Homebuilding	$790,685	$1,884,300
Traditional Homebuilding
Backlog (Units)	808	1,552
Backlog Contract Values	$631,265	$1,176,104
Tower Homebuilding
Cumulative Units in Backlog	1,036	1,816
Cumulative Contract Values	$1,255,648	$1,958,414
Less: Cumulative Revenues Recognized	(1,096,228)	(1,250,218)

Backlog Contract Values	$159,420	$708,196

*	The Company uses the percentage of completion method to recognize revenue on sold tower units. Accordingly, the closing of tower homes corresponds with the collection of contracts receivable.

2006/2007 Tower Profile (as of 3/31/07)

	# of Units in Bldg	Projected Sell-out Value	% Sold	% Complete	Average Deposit	HUD Bldg @	Initial Contract Conversion Date	Tower Construction Start Date	Expected Tower Closing Date[t]
Closed to Date

Anchorage at Jupiter Yacht Club	34	$32M	100%	100%	20%	No	2Q 2004	2Q 2004	Jan-06
Commodore at Jupiter Yacht Club	22	$21M	100%	100%	20%	No	2Q 2004	2Q 2004	Jan-06
San Andres at Lost Key	45	$28M	100%	100%	18%	No	4Q 2004	4Q 2004	Feb-06
Serano at Hammock Bay	116	$68M	100%	100%	20%	No	4Q 2004	3Q 2004	Apr-06
Navona at The Colony	100	$61M	100%	100%	20%	Yes	2Q 2004	2Q 2004	May-06
Santo Amaro at Lost Key	45	$27M	96%	100%	18%	No	4Q 2004	4Q 2004	Jun-06
LaSalbadora at Lost Key	45	$26M	82%	100%	17%	No	4Q 2004	4Q 2004	Aug-06
One Singer Island	15	$48M	80%	100%	20%	No	2Q 2004	3Q 2004	Nov-06
Casa at Castella (The Colony)	24	$24M	38%	100%	16%	Yes	3Q 2004	1Q 2005	Nov-06
Mansion at Castella (The Colony)	24	$25M	63%	100%	15%	Yes	1Q 2005	1Q 2005	Nov-06
Villa at Castella (The Colony)	24	$27M	42%	100%	17%	Yes	2Q 2005	1Q 2005	Nov-06
Costa Verano at Jacksonville Beach	100	$94M	95%	100%	20%	No	4Q 2004	3Q 2004	Dec-06
Tuscany at Hammock Dunes	64	$82M	88%	100%	20%	No	4Q 2004	2Q 2005	Dec-06
Mosaic at Miami Beach	91	$124M	97%	100%	20%	No	3Q 2004	4Q 2004	Dec-06
Resort at Singer Island Condo	66	$106M	95%	100%	20%	Yes	3Q 2004	3Q 2004	Mar-07
Resort at Singer Island Condo/Hotel*	229	$152M	100%	100%	20%	Yes	3Q 2004	3Q 2004	Mar-07
Lesina at Hammock Bay	116	$130M	56%	100%	19%	Yes	2Q 2005	3Q 2005	Mar-07
The Galia at Lost Key Marina	70	$50M	56%	100%	19%	No	4Q 2005	4Q 2005	Mar-07

Totals	1,230	$1,125M	87%	100%	18%

Under Construction

Le Jardin at Hammock Dunes	26	$67M	73%	87%	18%	No	4Q 2005	4Q 2005	May -Jun 07
San Anton at Lost Key	54	$38M	72%	97%	19%	No	2Q 2005	3Q 2005	May -Jun 07
Castillo at Westshore	80	$81M	90%	95%	18%	Yes	3Q 2005	4Q 2005	Jun- Jul 07
One Bal Harbour Condo	185	$377M	100%	95%	19%	Yes	4Q 2003	2Q 2004	Aug-Sept 07
One Bal Harbour Condo/Hotel*	115	$111M	100%	96%	20%	Yes	4Q 2004	2Q 2004	Aug-Sept 07
The Watermark	206	$233M	85%	73%	20%	Yes	2Q 2005	3Q 2005	Sept -Oct 07
Florencia at The Colony	116	$123M	79%	90%	19%	Yes	3Q 2005	3Q 2005	Oct -Nov 07
Oceanside B	186	$238M	63%	67%	18%	Yes	3Q 2005	4Q 2005	Feb -Mar 08

Totals	968	$1,268M	84%	88%	19%

*	Does not count as a separate tower
@

In the event of a default in a HUD building, the company may retain no more than 15% of the total purchase price of the unit. Any additional deposit must be returned to the buyer. NJ limits deposit retention to 10% of total sales price plus options and upgrades costs, not to exceed a total of 15%.

[t]	Expected closing date based on current construction schedule.

Summary of Land Controlled

March 31, 2007

Region	Remaining Planned Units	Units in Backlog as of 3/31/07	Value in Backlog as of 3/31/07	Spec Units in WIP	Finished Spec and Model Units	Total Units Remaining	% Owned
Traditional Homebuilding (Including Lots)
Florida
Miami / Ft. Lauderdale	1,391	303	$265.7	47	76	1,023	100%
Naples / Ft. Myers	4,594	113	66.5	96	97	4,330	100%
Palm Beach / Indian River	191	14	13.3	3	19	166	100%
Palm Coast / Jacksonville	24	—	—	5	19	14	100%
Perdido Key	94	—	—	11	1	82	100%
Tampa / Sarasota	4,410	162	135.9	19	129	4,170	53%
Mid-Atlantic	405	43	58.9	3	25	241	100%
Northeast	2,151	173	91.0	12	14	1,951	77%

Traditional Homebuilding Total	13,260	808	631.3	196	380	11,977	80%

Tower Homebuilding
Florida
Miami / Ft. Lauderdale	1,152	422	71.1	68	4	662	85%
Naples / Ft. Myers	1,178	135	10.8	24	89	1,019	100%
Palm Beach / Indian River	516	133	—	—	9	321	55%
Palm Coast / Jacksonville	295	34	25.9	7	15	254	100%
Perdido Key	1,536	64	0.8	15	41	1,457	100%
Tampa / Sarasota	869	72	3.7	8	—	789	82%
Mid-Atlantic	284	—	—	—	—	284	100%
Northeast	480	176	47.2	30	—	274	43%

Tower Homebuilding Total	6,310	1,036	159.4	152	158	5,060	87%

Total Homebuilding
Florida
Miami / Ft. Lauderdale	2,543	725	336.8	115	80	1,685	93%
Naples / Ft. Myers	5,772	248	77.2	120	186	5,349	100%
Palm Beach / Indian River	707	147	13.3	3	28	487	67%
Palm Coast / Jacksonville	319	34	25.9	12	34	268	100%
Perdido Key	1,630	64	0.8	26	42	1,539	100%
Tampa / Sarasota	5,279	234	139.6	27	129	4,959	57%
Mid-Atlantic	689	43	58.9	3	25	525	100%
Northeast	2,631	349	138.2	42	14	2,225	71%

Total Homebuilding Total	19,570	1,844	$790.7	348	538	17,037	82%

Remaining Planned Units

March 31, 2007

	Owned	Optioned	Total Controlled
Traditional Homebuilding	10,671	2,589	13,260
Tower Homebuilding	5,474	836	6,310

Total Homebuilding	16,145	3,425	19,570